                                                                    Exhibit 23.3

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Joint Registration Statement on Form S-8 of Patriot American Hospitality, Inc. and Wyndham International, Inc. (formerly known as Patriot American Hospitality Operating Company) of our report dated September 30, 1997 (relating to the financial statements of Partnerships of Acquired Hotels as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996) appearing in the report on Form 8-K/A No. 1 dated September 30, 1997 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company.



                                     /s/ DELOITTE & TOUCHE LLP


Houston, Texas
January 8, 1998